Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 27, 2016

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION REPORTS RESULTS FOR

SECOND QUARTER OF 2016

BILOXI, MS (July 27, 2016 )—Peoples Financial Corporation (NASDAQ Capital Market: PFBX), parent of The Peoples Bank, reported net income of $61,000 for the second quarter of 2016, compared to a net loss of $1,605,000 for the second quarter of 2015, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.

Financial results for the second quarter of 2016 reflected the company’s continued progress in realizing its strategic objectives for long-term financial performance. The provision for loan losses for the second quarter of 2016 decreased to $24,000 compared to $1,536,000 for the same period the prior year. The significant decrease in the loan loss provision over the prior year was primarily related to the resolution of several commercial real estate development loans and the reduction of non-performing loans. The allowance for loan losses as a percentage of total loans was 2.18% as of June 30, 2016 as compared to 2.64% as of June 30, 2015.

For the second quarter of 2016, loan charge-offs decreased substantially to $666,000 from $1,989,000 for the same period the prior year. As of June 30, 2016, Other Real Estate (“ORE”) was $8,737,000 compared to $11,762,000 as of June 30, 2015.

“We are very pleased with the significant asset quality improvement during the second quarter,” said Swetman. “Our financial results illustrate our commitment to enhancing the company’s long-term financial success,” he added.

Earnings per weighted average share for second quarter of 2016 were $0.01, compared to a loss of $0.32 per weighted average share in the second quarter of 2015. Per share figures are based on weighted average common shares outstanding of 5,123,186 for the three-month periods ended June 30, 2016 and June 30, 2015.

The Company’s primary capital ratio increased to 15.36% as of June 30, 2016, compared to 14.90% at the end of the same period in 2015.

Founded in 1896, with $668 million in assets as of June 30, 2016, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

PEOPLES FINANCIAL CORPORATION

(In thousands, except per share figures) (Unaudited)

EARNINGS SUMMARY

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net interest income	$4,283	$4,594	$8,821	$9,349
Provision for loan losses	24	1,536	137	2,522
Non-interest income	1,528	1,805	3,171	3,746
Non-interest expense	5,648	6,468	11,640	13,329
Income taxes	78		78
Net income (loss)	61	(1,605)	137	(2,756)
Earnings (loss) per share	.01	(.32)	.02	(.54)

TRANSACTIONS IN THE ALLOWANCE FOR LOAN LOSSES

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Allowance for loan losses, beginning of period	$7,564	$9,985	$8,070	$9,206
Recoveries	187	18	231	75
Charge-offs	(666)	(1,989)	(1,329)	(2,253)
Provision for loan losses	24	1,536	137	2,522

Allowance for loan losses, end of period	$7,109	$9,550	$7,109	$9,550

ASSET QUALITY
	June 30,
	2016	2015
Allowance for loan losses as a percentage of loans	2.18%	2.64%
Loans past due 90 days and still accruing	$287	$305
Nonaccrual loans	14,755	28,989
PERFORMANCE RATIOS (annualized)
	June 30,
	2016	2015
Return on average assets	.04%	(.81%)
Return on average equity	.29%	(5.89%)
Net interest margin	3.05%	3.12%
Efficiency ratio	98%	126%
Primary capital	15.36%	14.90%
BALANCE SHEET SUMMARY
	June 30,
	2016	2015
Total assets	$668,459	$680,234
Securities	230,414	237,528
Loans	326,425	361,862
Other real estate	8,737	11,762
Total deposits	547,523	537,545
Shareholders’ equity	94,615	92,324
Book value per share	18.47	18.02
Weighted average shares	5,123,186	5,123,186